Exhibit 3.7

TALLGRASS EQUITY, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of                     , 2015

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS SET FORTH IN THIS AGREEMENT.

i

SCHEDULE A	Schedule of Members
EXHIBIT A	Form of Exchange Notice

ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TALLGRASS EQUITY, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Tallgrass Equity, LLC (the “Company”), dated and effective as of                     , 2015 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by and among the Company and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

RECITALS:

WHEREAS, the Company was formed as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on March 28, 2013 under the name Tallgrass GP Holdings, LLC (the “Certificate”);

WHEREAS, the Company’s name was changed from Tallgrass GP Holdings, LLC to Tallgrass Equity, LLC by filing a Certificate of Amendment to the Certificate on February 20, 2015;

WHEREAS, KIA VIII (Rubicon), L.P., KEP VI AIV (Rubicon), LLC, Tallgrass Holdings, LLC, Tallgrass KC, LLC, Wylie Ventures, LLC and Hobbs Ventures LLC (the “Original Members”), as the Company’s initial members, entered into an initial limited liability company agreement with the Company on May 10, 2013 (such agreement, the “Original Agreement”);

WHEREAS, the Original Members entered into the Amended and Restated Limited Liability Company Agreement with the Company, dated May 17, 2013 (the “Restated LLC Agreement”), which was subsequently amended on November 18, 2014, with such Restated LLC Agreement amending and restating the Original Agreement and setting forth the agreement as to the Original Members’ respective rights, obligations, powers and interests;

WHEREAS, Tallgrass Energy GP, LP (“TEGP”) has entered into an underwriting agreement (the “IPO Underwriting Agreement”) with the several underwriters (the “IPO Underwriters”) named therein, providing for the initial public offering (the “IPO”) of up to                  Class A Shares;

WHEREAS, in connection with the IPO, it is contemplated that, pursuant to this Agreement, (i) immediately prior to consummation of the IPO (the “Effective Time”), all of the limited liability company interests in the Company held by the Original Members (the “Prior LLC Interests”) will be converted into the number of Units set forth opposite each such Member’s name in Schedule A hereto, (ii) immediately after the IPO, the Original Members’ limited partner interest in TEGP will be converted into                  Class B Shares of TEGP, (iii) immediately after the IPO, TEGP will contribute the proceeds thereof (the “Equity Proceeds”) to the Company in exchange for                  Units, (iv) the Company will borrow $150 million from its credit facility (the “Debt Proceeds”), (v) the Company will use the Equity Proceeds and the Debt Proceeds to purchase                  million common units of Tallgrass Energy Partners, LP (“TEP”) and will distribute any excess proceeds to the Original Members, and (vi) if and to the extent the IPO Underwriters exercise their option to purchase Option Shares (as defined below) pursuant to the terms of the IPO Underwriting Agreement, TEGP will issue additional Class A Shares and use the proceeds thereof to purchase an equal number of Units from the Original Members (and cancel a corresponding number of Class B Shares) (collectively, the “IPO Transactions”);

WHEREAS, the Company and the Members set forth on Schedule A attached hereto now wish to amend and restate the Restated LLC Agreement as set forth herein to give effect to IPO Transactions and to reflect the admission of TEGP as a Member and as sole managing member;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

Article I

DEFINITIONS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. Sections 18-101, et seq.

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 3.2(b) by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (i) reduced for any items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this Agreement, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not a Member.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York) determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Member) and capital gains (in cases where taxes are being determined on capital gains allocated to a Member), and by assuming that state and local income taxes are not deductible in computing a Unitholder’s liability for federal income tax.

“Available Cash” shall mean cash that is available in the accounts of the Company (other than Capital Contributions), less such amounts as the Managing Member determines (a) to be reasonably necessary to meet current or reasonably foreseeable Company obligations or expenditures (including operating costs, development costs, capital costs and other permitted costs and expenses), (b) to be withheld to make capital contributions to Subsidiaries, including to maintain or attain up to a 2% general partner interest in TEP or for other investments of capital by Subsidiaries or (c) to be withheld for other reasonable reserves.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Board” has the meaning set forth in Section 6.3.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.3(a).

“Capital Contributions” means any cash, cash equivalents or, at the consent of the Managing Member, the Fair Market Value of other property that a Member contributes to the Company with respect to any Unit or other Equity Securities issued pursuant to Article III (net of liabilities assumed by the Company or to which such property is subject).

“Certificate” has the meaning set forth in the preamble.

“Class A Shares” means the Class A shares representing limited partner interests in TEGP.

“Class B Shares” means the Class B shares representing limited partner interests in TEGP.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Dehaemers Trust” means the David G. Dehaemers, Jr. Revocable Trust under Trust Agreement dated April 26, 2006.

“Debt Proceeds” has the meaning set forth in the preamble.

“Depreciation” has the meaning set forth in the definition of “Net Income” or “Net Loss” under paragraph (e) therein.

“Distribution” means each distribution after the Effective Date made by the Company to a Unitholder, whether in cash, property or securities of the Company, pursuant to, or in respect of, Article IV or Article X.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV, Article V and Article X of this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement or required by the Act.

“Effective Date” has the meaning set forth in the preamble.

“Effective Time” has the meaning set forth in the recitals.

“Equity Proceeds” has the meaning set forth in the preamble.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exchange” has the meaning set forth in Section 9.4(a). The terms “Exchanging” and “Exchanged” shall have correlative meanings.

“Exchange Right Holders” means Tallgrass Holdings, LLC, KIA VIII (Rubicon), L.P., KEP VI AIV (Rubicon), LLC, Wylie Ventures, LLC, Hobbs Ventures LLC, and Tallgrass KC, LLC.

“Exchange Notice” has the meaning set forth in Section 9.4(b).

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as determined in good faith by the Managing Member.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, ending on December 31 of each calendar year.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset on the date of the contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(i) the acquisition of an additional interest in the Company by a new or existing Unitholder in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company or any of its Subsidiaries by an existing or a new Member acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(d)).

(iii) the Distribution by the Company to a Unitholder of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(v) immediately prior to the conversion of the Prior LLC Interests into Units which is described in the first sentence of Section 3.1(b); and

(vi) such other times as the Managing Member shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code;

(c) the Gross Asset Value of any Company asset distributed to a Unitholder shall be the gross Fair Market Value of such asset on the date of Distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b),

but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Member determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

“HSR Act” has the meaning set forth in Section 10.7.

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (c) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person, (d) all obligations for which such Person is obligated pursuant to a guarantee, (e) the capitalized portion of lease obligations under capitalized leases, (f) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (g) the net obligations for which such Person is obligated pursuant to any hedging agreement or arrangement, (h) all obligations of such Person upon which interest charges are customarily paid or accrued and (i) all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness.

“Indemnitee” means (a) any Member, (b) any Person who is or was an Affiliate of a Member, (c) any Officer, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Member or (ii) any Affiliate of any Member, (e) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, managing member, general partner, director, officer, fiduciary or trustee of, or in any other comparable position of, any Other Enterprise; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the Board designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Company and any of its Affiliates’ business and affairs. For purposes of this Agreement, the phrase “serving at the request of” includes any service requested by any of the aforementioned Persons, and specifically includes any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries.

“Institutional Investments” has the meaning set forth in Section 6.4.

“IPO Transactions” has the meaning set forth in the recitals.

“IPO Underwriting Agreement” has the meaning set forth in the recitals.

“IPO Underwriters” has the meaning set forth in the recitals.

“Kelso” means, collectively, KIA VIII (Rubicon), L.P., a Delaware limited partnership and KEP VI AIV (Rubicon), LLC, a Delaware limited liability company.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third Person of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” means TEGP.

“Member” means each Person listed on Schedule A attached hereto and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Company asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Unitholder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Any Income or Loss that is allocated under Section 5.2 shall be excluded for purposes of computing Net Income or Net Loss.

“Notice” has the meaning set forth in Section 3.1(f)(i).

“Officer” has the meaning set forth in Section 6.9.

“Other Enterprise” means any other Person associated with the Company or any Affiliate of the Company whereby the Company, a Member or any Affiliate of the Company or of any Member nominates, designates or appoints one or more individuals to act in relationship with such Person (including any trust or employee benefit plan associated with the Company or any Affiliate of the Company, and including any Person whereby the Company, a Member or any Affiliate of the Company or of any Member nominates, designates or appoints a director or similar officer or representative with respect to such Person).

“Option” has the meaning set forth in Section 9.4(a).

“Option Shares” as used herein has the meaning ascribed to it in the IPO Underwriting Agreement.

“Original Agreement” has the meaning set forth in the recitals.

“Original Members” has the meaning set forth in the preamble.

“Percentage Interest” of each Member is set forth on Schedule A hereto, which may be amended from time to time and which shall be equal to a fraction (expressed as a percentage), the numerator of which is the number of Units held by such Member and the denominator of which is the number of Units held by all the Members (it being understood that if the Company hereafter issues any Equity Securities other than the Units, then this definition shall be changed pursuant to an amendment of this Agreement in accordance with the terms hereof).

“Permitted Transferee” means, with respect to any Unitholder, its Affiliates and, solely with respect to Tallgrass KC, its members.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Primary Investors” means KIA VIII (Rubicon), L.P., a Delaware limited partnership, KEP VI AIV (Rubicon), LLC, a Delaware limited liability company, Tallgrass Holdings, LLC, a Delaware limited liability company and each of their Permitted Transferees.

“Prior LLC Interests” has the meaning set forth in the recitals.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) involving an Indemnitee, by reason of the fact that the Indemnitee is or was an Officer, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary or agent of another limited liability company or of a corporation partnership, joint venture, trust or other enterprise.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of TEGP, or, with respect to the fiscal quarter of TEGP which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Quarterly Estimated Tax Periods” means the two, three, and four calendar month periods with respect to which Federal quarterly estimated tax payments are made. The first such period begins on January 1 and ends on March 31. The second such period begins on April 1 and ends on May 31. The third such period begins on June 1 and ends on August 31. The fourth such period begins on September 1 and ends on December 31.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(g).

“Representative” has the meaning set forth in Section 6.3.

“Restated LLC Agreement” has the meaning set forth in the recitals.

“Securities Act” means the United States Securities Act of 1933 and applicable rules and regulations thereunder. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Start Date” means, with respect to each Member, the earlier of (i)                      or (ii) the date each of Citigroup Global Markets Inc. and Goldman, Sachs & Co. agree to waive the restriction on sales set forth in the Lock-Up Agreement, dated                     , executed by such Member.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares or member interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership or member interests of such partnership or limited liability company (considering all of the partnership or member interests of the partnership or limited liability company as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 9.2 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Successor in Interest” means any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other Transferee, executor, administrator, committee, legal representative or other successor or assign of, any Unitholder, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of the Company and its Subsidiaries).

“Tallgrass Group” means the Company and its Subsidiaries, Tallgrass Development, LP, a Delaware limited partnership, and its Subsidiaries, TEP and its Subsidiaries, TEGP, Tallgrass Energy Holdings, LLC, a Delaware limited liability company, and its Subsidiaries and Rockies Express Pipeline LLC.

“Tallgrass KC” means Tallgrass KC, LLC, a Delaware limited liability company.

“Tax Matters Member” has the meaning set forth for the term “tax matters partner” in Section 6231 of the Code and is initially the Member identified in Section 8.3.

“TEGP” means Tallgrass Energy GP, LP, a Delaware limited partnership.

“TEGP LP Agreement” has the meaning set forth in Section 6.1(a).

“TEP” has the meaning set forth in the preamble.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law). For purposes of this definition, a “Transfer” will be deemed to occur with respect to the following Member with respect to all of the Membership Interests held by such Member if any of the following occur: (a) with respect to Kelso, if Kelso & Company, L.P. (together with its Permitted Transferees) ceases to control Kelso; (b) with respect to Tallgrass Holdings, LLC, a Delaware limited liability company, if The Energy & Minerals Group (together with its Permitted Transferees) ceases to control Tallgrass Holdings, LLC; or (c) with respect to Tallgrass KC, if Dehaemers Trust (together with his Permitted Transferees) ceases to control Tallgrass KC. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Unit” has the meaning set forth in Section 3.1(a).

“Unitholder” means a Member or Assignee that holds an Economic Interest in any of the Units.

1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Article II

ORGANIZATIONAL MATTERS

2.1 Formation of the Company. The Company was formed on March 28, 2013 as a Delaware limited liability company pursuant to the provisions of the Act.

2.2 Second Amended and Restated Limited Liability Company Agreement. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. This Agreement shall amend and restate the terms and conditions of the Restated LLC Agreement in order to give effect to the IPO Transactions. During the term of the Company set forth in Section 2.6, the rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Unitholders are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.3 Name. The name of the Company shall be “Tallgrass Equity, LLC.” The Managing Member may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Managing Member.

2.4 Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b) Company Action. Subject to the provisions of this Agreement and except as prohibited by applicable law, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document, agreement or instrument on behalf of the Company.

2.5 Principal Office; Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The initial principal office of the Company shall be located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, and may be any such other place as the Managing Member may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may maintain offices and records at such other place or places as the Managing Member deems advisable. Prompt notice of any change in the principal office shall be given to all Members.

2.6 Term. The term of the Company commenced on March 28, 2013, by filing the Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Article X.

2.7 Foreign Qualification. The Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction where its assets or operations require it to be so qualified.

2.8 No State Law Partnership. The Unitholders intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Unitholder or Officer shall be a partner or joint venturer of any other Unitholder or Officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.8, and this Agreement shall not be construed to the contrary. The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Article III

CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS

3.1 Capitalization.

(a) Units; Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company shall be represented by units of limited liability company interest (each a “Unit”). As of the Effective Time, the Company shall have one authorized class of Units. All Units shall have identical rights and privileges in all respects. The Company shall have the authority to issue an unlimited number of Units. The ownership by a Unitholder of Units shall invest such Unitholder with the Economic Interest therein (except to the extent Transferred to an Assignee). For purposes of this Agreement, Units held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Units, and all Units shall be rounded to the fourth decimal place.

(b) Issuance of Units in IPO Transactions. At the Effective Time, all of the Prior LLC Interests held by each Member immediately prior to the Effective Time will be automatically converted into the number of Units of the Company set forth opposite each Member’s name in Schedule A. Immediately after the IPO, TEGP will contribute the Equity Proceeds to the Company in exchange for                  Units, and, if and to the extent the IPO Underwriters exercise their option to purchase Option Shares pursuant to the terms of the IPO Underwriting Agreement, TEGP will issue additional Class A Shares and use the net proceeds thereof to purchase an equal number of Units from the Original Members.

(c) Issuance of Additional Units. The Managing Member shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Managing Member may determine, additional Units or other Equity Securities of the Company (including creating classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member), subject to Section 11.3. The Managing Member shall have the power to make such amendments to this Agreement in order to provide for such powers, designations, preferences and rights as the Managing Member in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the provisions of this Section 3.1(c) and Section 11.3.

(i) If, following the IPO, TEGP issues Class A Shares (other than an issuance of the type covered by Section 3.1(c)(ii)), TEGP shall promptly contribute to the Company all the net proceeds (if any) received by TEGP with respect to such Class A Shares. Upon the contribution by TEGP to the Company of all of such net proceeds (if any) so received by TEGP, the Managing Member shall cause the Company to issue a number of Units equal to the number of Class A Shares issued, registered in the name of TEGP, such that, at all times, the number of Units held by TEGP equals the number of outstanding Class A Shares.

(ii) At any time TEGP issues one or more Class A Shares in connection with an equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Managing Member shall cause the Company to issue an equal number of Units, registered in the name of TEGP; provided that TEGP shall be required to contribute all (but not less than all) the net proceeds (if any) received by TEGP from or otherwise in connection with such issuance of one or more Class A Shares, including the exercise price of any option exercised, to the Company. If any such Class A Shares so issued by TEGP in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Units that are issued by the Company to TEGP in connection therewith in accordance with the preceding provisions of this Section 3.1(c)(ii) shall be subject to vesting or forfeiture on the same basis; if any of such Class A Shares vest or are forfeited, then an equal number of Units issued by the Company in accordance with the preceding provisions of this Section 3.1(c)(ii) shall automatically vest or be forfeited.

(iii) For purposes of this Section 3.1(c), “net proceeds” means gross proceeds to TEGP from the issuance of Class A Shares or other securities less all bona fide out-of-pocket expenses of TEGP, the Company and their respective Subsidiaries in connection with such issuance.

(d) Repurchase or Redemption of Class A Shares. If, at any time, any Class A Shares are repurchased or redeemed (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by TEGP for cash and subsequently cancelled, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Shares, to redeem an equal number of Units held by TEGP, at an aggregate redemption price equal to the aggregate purchase or redemption price of the Class A Shares being repurchased or redeemed by TEGP (plus any expenses related thereto) and upon such other terms as are the same for the Class A Shares being repurchased or redeemed by TEGP.

(e) Changes in Class A Shares. Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Shares shall be accompanied by an identical subdivision or combination, as applicable, of Units.

(f) Safe Harbor Election.

(i) By executing this Agreement, each Member authorizes and directs the Company to elect to have the “safe harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the

Company. For purposes of making such safe harbor election, the Tax Matters Member is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, for execution of a “safe harbor election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agree to comply with all requirements of the safe harbor described in the Notice, including the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each safe harbor partnership interest issued by the Company in a manner consistent with the requirements of the Notice.

(ii) Each Member authorizes the Tax Matters Member to amend Section 3.1(f) of this Agreement to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service or Treasury Department guidance); provided that such amendment is not materially adverse to any Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).

3.2 Admission of Members; Additional Members.

(a) Schedule of Members. The Company shall maintain and keep at its principal executive office a schedule of Members (attached hereto as Schedule A) on which it shall set forth the names and address of each Member and the aggregate number of Units held by each Member.

(b) Addition or Withdrawal of Members. The Managing Member shall cause Schedule A to be amended from time to time to reflect the admission of any Additional Member, the withdrawal or termination of any Member, receipt by the Company of notice of any change of address of a Member or the occurrence of any other event requiring amendment of Schedule A.

3.3 Capital Accounts.

(a) The Company shall maintain a separate capital account for each Unitholder according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”). The Capital Account of each Unitholder shall be credited initially with an amount equal to such Unitholder’s cash contributions and the initial Gross Asset Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to).

(b) The Capital Account of each Unitholder shall (i) be credited with all Income and Net Income allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the initial Gross Asset Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to), and (ii) be debited with all Loss and Net Loss allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Unitholder and liabilities to which such property is subject) distributed by the Company to such Unitholder.

(c) The Company may, upon the occurrence of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts of the Unitholders in accordance with the rules of such Regulations and Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

3.4 Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance that may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company).

3.5 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.6 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.7 No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Company or any of its Subsidiaries.

3.8 Non-Certification of Units; Legend; Units Are Securities.

(a) Units shall be issued in non-certificated form; provided that the Managing Member may cause the Company to issue certificates to a Unitholder representing the Units held by such Unitholder. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

This certificate evidences Units representing an interest in Tallgrass Equity, LLC and shall be a security within the meaning of Article 8 of the Uniform Commercial Code.

The interest in Tallgrass Equity, LLC represented by this certificate is subject to restrictions on transfer set forth in that certain Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC, dated as of                     , 2015, by and among Tallgrass Equity, LLC and each of the members from time to time party thereto, as the same may be amended from time to time.

(b) The Company hereby irrevocably elects that all Units will be deemed to be “securities” within the meaning of Section 8-102(a)(15) and as provided by Section 8-103(c) of the Uniform Commercial Code as in effect from time to time in the State of Delaware or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction.

Article IV

DISTRIBUTIONS

4.1 Distributions. To the extent permitted by Applicable Law and hereunder, all Available Cash and other applicable property shall be distributed to the Members on a quarterly basis as declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the Members on a pro rata basis (except that repurchases or redemptions made in accordance with Section 3.1(d) need not be on a pro rata basis) in accordance with the number of Units owned by each Member as of the close of business on such record date; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 4.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof. Notwithstanding any provision of this Section 4.1 or any other provision of this Agreement to the contrary, Available Cash with respect to the Quarter in which the first date on which the Class A Shares are sold by TEGP to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement (the “Closing Date”) occurs shall be distributed as follows: (i) a portion of the Available Cash, calculated by multiplying Available Cash for such Quarter by a fraction, the numerator of which is the number of days in such Quarter before the Closing Date and the denominator of which is the total number of days in such Quarter, shall be distributed to the Exchange Right Holders pro rata; and (ii) the remaining Available Cash for such Quarter shall be distributed to TEGP and the Exchange Right Holders pro rata.

4.2 Successors. For purposes of determining the amount of Distributions, each Unitholder shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Unitholder’s Units.

4.3 Distributions In-Kind. To the extent that the Company distributes property in-kind to the Unitholders, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Unitholders’ Capital Accounts in accordance with Section 5.1 and Section 5.2.

Article V

ALLOCATIONS

5.1 Allocations. Except as otherwise provided in Section 5.2, Net Income and Net Loss (and, if necessary in the Fiscal Year in which the Company commences liquidation and all subsequent Fiscal Years, individual items of Income and Loss) shall be allocated annually (and at such other times as the Managing Member determines) to the Unitholders in such manner that the Capital Account balance of each Unitholder shall, to the greatest extent possible, be equal to the amount, positive or negative, that would be distributed to such Unitholder (in the case of a positive amount) or for which such Unitholder would be liable to the Company under this Agreement (in the case of a negative amount), if (a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to distribute the proceeds of sale pursuant to Section 4.1 and (d) the Company were to dissolve pursuant to Article X, minus such Unitholder’s share of Company Minimum Gain or Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

5.2 Special Allocations.

(a) Loss attributable to Member Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Member Minimum Gain, Income for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Unitholders in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b) Except as otherwise provided in Section 5.2(a), if there is a net decrease in Company Minimum Gain during any taxable year, each Unitholder shall be allocated Income for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1, Section 5.2 and Section 5.3, then Income for such taxable year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) “Nonrecourse deductions” (as defined in Treasury Regulations §§ 1.704-2(b)(l) and (c)) shall be allocated among the Unitholders pro rata in accordance with the number of Units owned by each of them.

(e) No Loss or Net Loss shall be allocated to a Unitholder to the extent such allocation would cause or increase an Adjusted Capital Account Deficit for such Unitholder. Instead, such Loss or Net Loss shall be allocated among the other Unitholders in the same ratios that such other Unitholders are allocated Net Loss for such year under Section 5.1.

(f) Income and Loss described in clause (d) of the definition of Gross Asset Value shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(g) The allocations set forth in Section 5.2(a) through Section 5.2(f) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Income and Loss of the Company or to make Distributions. Accordingly, notwithstanding the other provisions of Section 5.1, Section 5.2 and Section 5.3, but subject to the Regulatory Allocations, items of Income and Loss of the Company shall be allocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this shall be accomplished by specially allocating other Income and Loss among the Unitholders so that the net amount of Regulatory Allocations and such special allocations to each such Unitholder is zero.

5.3 Tax Allocations.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Unitholders in accordance with the allocation of such income, gains, losses and deductions among the Unitholders for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company prior to the Effective Time shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value using the remedial method described in Regulations Section 1.704-3(d). Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company after the Effective Time shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value using the remedial method described in Regulations Section 1.704-3(d).

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c). If the Gross Asset Value of any Company assets is adjusted on or after the Effective Time pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value using the remedial method described in Regulations Section 1.704-3(d).

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Unitholders according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1T(b)(4)(xi).

(e) Depreciation, depletion, intangible drilling cost, and amortization recapture amounts under Sections 1245, 1250 or 1254 of the Code, if any, resulting from any sale or disposition of tangible or intangible depreciable, depletable, or amortizable property shall be allocated to the Unitholders in the same proportions that the depreciation, depletion, intangible drilling cost, or amortization being recaptured was allocated.

(f) Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Income, Loss, Distributions or other Company items pursuant to any provision of this Agreement.

5.4 Determination of Tax Items. For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Unitholder with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations promulgated thereunder. Each Unitholder hereby agrees to be bound by such determination of the Managing Member and to report on his, her, or its tax return consistently therewith.

5.5 Unitholders’ Tax Reporting. The Unitholders acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.6 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the Company is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Unitholder shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.6. A Unitholder’s obligation to indemnify the Company under this Section 5.6 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.6, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 5.6, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law).

Article VI

RIGHTS AND DUTIES OF MEMBERS; OFFICERS

6.1 Management.

(a) Management of the Company. The business and affairs of the Company shall be managed by the Managing Member consistent with this Agreement and the TEGP Amended and Restated Agreement of Limited Partnership dated on or about the date hereof (the “TEGP LP Agreement”). Subject to the express limitations contained in any provision of this Agreement, including Section 6.8, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement. Subject to the rights and powers of the Managing Member and the limitations thereon contained herein, the Managing Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine. Any delegation pursuant to this Section 6.1(a) may be revoked at any time and for any reason or no reason by the Managing Member. The Managing Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

(b) Fiduciary Duties.

(i) Subject to, and as limited by the provisions of this Agreement, the Managing Member, in performance of its duties as such, shall make any determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any other agreement contemplated hereby or under the laws of the State of Delaware or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Company and its Members.

(ii) Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act. The Managing Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member.

(iii) In performing its duties, the Managing Member shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Unitholders might properly be paid), of the following other Persons or groups: (A) one or more Officers or employees of the Company or any of its Subsidiaries or Affiliates, (B) any attorney, independent accountant or other Person employed or engaged by the Company or any of its Subsidiaries or Affiliates, or (C) any other Person who has been selected with reasonable care by or on behalf of the Company or any of its Subsidiaries or Affiliates, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(iv) No individual acting on behalf of the Managing Member shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of acting on behalf of the Managing Member.

6.2 Liability of Unitholders.

(a) No Personal Liability. Except as otherwise required by applicable law or as expressly set forth in this Agreement (including in Section 9.3), no Unitholder shall have any personal liability whatsoever in such Unitholder’s capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third Person for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as a Unitholder or an equityholder, an owner or a shareholder of another Person). Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. Under the Act, a Unitholder of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Unitholder. It is the intent of the Unitholders that no Distribution to any Unitholder pursuant to Article IV or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Unitholders agree that each such Distribution shall constitute a compromise of the Unitholders within the meaning of Section 18-502(b) of the Act, and the Unitholder receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Unitholder and not of the other Unitholders.

6.3 Non-Disclosure. Each Member agrees that, except as otherwise consented to by the board of the general partner of the Managing Member (the “Board”) in writing, all non-public and confidential information furnished to it pursuant to this Agreement regarding the Tallgrass Group will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives or employees, in any manner whatsoever (other than to any member of the Tallgrass Group, another Member or any Person designated by the Company), in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of its agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Member shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Member shall have used its reasonable efforts to first afford the appropriate member of the Tallgrass Group with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member’s Membership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the Company containing terms not less restrictive than the terms set forth herein, (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement and (e) each Member shall be permitted to report to its shareholders, limited partners, members or other owners, as applicable, regarding the general status of its investment in the Company (without disclosing specific confidential information of the Tallgrass Group); provided, however, that information shall not be deemed confidential information for purposes of this Section 6.3 or Section 6.4, where such information (i) was already known to such Member (or its Representatives) at the time of disclosure, (ii) later becomes known to such Member by having been disclosed to such Member (or its Representatives) by a third Person without any obligation of confidentiality imposed on such third Person, (iii) is or becomes publicly known through no wrongful act of such Member (or its Representatives), or (iv) is independently developed by such Member (or its Representatives) without reference to any confidential information disclosed to such Member under this Agreement. Each Member shall be responsible for any breach of this Section 6.3 by its Representatives.

6.4 Non-Competition. Each of the Members hereby acknowledges that the Tallgrass Group operates in a competitive business and competes with other Persons operating in the oil and gas industry for acquisition and business opportunities. Each of the Members agrees that during the period that it is a Member, it shall not, directly or indirectly, use any of the confidential information regarding the Tallgrass Group it receives as a Member of the Company or as an observer to (a) compete with, or (b) engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with, the business conducted by the Tallgrass Group; provided, however, that when a Member engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Representative of such Member may retain a mental impression of any such confidential information.

The Company and the Members acknowledge that a Member may have in conception or development technology or business opportunities which may be very similar or even identical to the Tallgrass Group’s confidential information and, as long as such Member abides by Section 6.3, such Member shall not have any other restriction on such technology or business opportunities and the Company and the other Members shall have no rights in such technology or business opportunities. Each of the Members also agrees and acknowledges that (i) the Primary Investors and their Affiliates manage investments in the energy industry in the ordinary course of business (such investments “Institutional Investments”) and that the Primary Investors and their Affiliates may make Institutional Investments, even if such Institutional Investments are competitive with the Tallgrass Group’s business; and (ii) each Primary Investor and its Affiliates (A) shall not be prohibited, by virtue of its status as a Member, from pursuing or engaging in such Institutional Investments described in clause (i) above; (B) shall not be obligated, or have a duty, to inform or present to the Tallgrass Group, of any opportunity, relationship or investment (and no other Member will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or any analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Section 6.4 or any duty (if any), whether express or implied by law, to the Tallgrass Group or any other Member by reason of such Member’s (or any of its representative’s or equity holder’s) involvement in such activities or interests; provided, that, in all cases, such Institutional Investments, activities or interests are not in violation of the provisions of Section 6.3 or the second sentence of this Section 6.4. Each of the Members confirms that the restrictions and limitations in this Section 6.4 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Members.

6.5 Damages. Each of the Members acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Company as a result of the breach by such Member of the covenants contained in this Article VI and that the Company shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

6.6 Limitations. In the event that a court of competent jurisdiction decides that the limitations set forth in Section 6.4 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

6.7 Meetings. No meetings of the Members are required to be held.

6.8 Actions Requiring Member Approval. The prior written consent of the Managing Member and Members holding a majority of the Units (other than those held by the Managing Member) shall be required for the following:

(a) any amendment to the Certificate other than an amendment to change the name of the Company, which amendment may be approved by the Managing Member in its sole discretion;

(b) any amendment to this Agreement except as otherwise provided in this Agreement;

(c) redeem, acquire or otherwise purchase any Unit or other Equity Security of the Company except pursuant to an Exchange or in connection with the IPO Transactions;

(d) commence a Bankruptcy with respect to, or wind-up or dissolve the Company or any of its Subsidiaries;

(e) any change that will result in the Company no longer being a pass through entity for tax purposes;

(f) allow to occur a sale of substantially all the assets of the Company, merge or consolidate with or into another Person, or enter into any other business combination (except, in the case of any Subsidiary of the Company, with another Subsidiary of the Company);

(g) other than Distributions authorized in this Agreement, declare or pay any Distribution; or

(h) agree to do any of the foregoing.

6.9 Officers. The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary. Except for matters set forth in Article VI and unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by a majority of the Board. Nothing in this Section 6.9 is intended to conflict with, and is in all cases subordinate to, any employment or similar agreement, if any, entered into between the Company and any Officer.

Article VII

INDEMNIFICATION

7.1 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, interest, settlements and other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, unless it is determined in a final and non-appealable judgment by a court of competent jurisdiction that such Indemnitee, with respect to the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, acted in bad faith or engaged in fraud or willful misconduct, or, with respect to any criminal proceeding, that such Indemnitee had knowledge that his, her or its conduct was unlawful.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 7.1(a) shall, from time to time, be advanced by the Company prior to the final and non-appealable disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.1. Notwithstanding the foregoing, the Company shall not be obligated to advance any expenses to the Indemnitee pursuant to this Section 7.1 if an absolute majority of the members of the Board (excluding the Indemnitee, if applicable) reasonably determines in good faith, within 30 days of the Indemnitee’s request to be advanced expenses pursuant to this Section 7.1, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, with respect to any criminal proceeding, that such Indemnitee had reasonable cause to believe that his, her or its conduct was unlawful.

(c) The indemnification provided by this Section 7.1 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, under this Agreement, any other agreement, or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee. The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

(d) The Company may purchase and maintain directors’ and officers’ insurance or similar coverage for its Officers or such other Persons as the Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement, in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Board.

(e) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be personally liable for indemnification under this Section 7.1 and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) Subject to Section 7.1(c), the provisions of this Section 7.1 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Article VIII

TAX MATTERS

8.1 Preparation of Tax Returns. The Tax Matters Member shall arrange for the preparation and timely filing of all returns required to be filed by the Company. Each Member will upon request supply to the Tax Matters Member all pertinent information in its possession relating to the operations of the Company necessary to enable the Company’s returns to be prepared and filed.

8.2 Tax Elections. The taxable year shall be the Fiscal Year unless the Managing Member shall determine otherwise in compliance with applicable laws. The Tax Matters Member shall elect on behalf of the Company, pursuant to Section 754 of the Code, to adjust the basis of Company property upon the transfer by a Member of all or any portion of its Membership Interest as described in Section 743 of the Code. The Tax Matters Member shall determine whether to make or revoke any other available election on behalf of the Company pursuant to the Code. Each Member will upon request supply any information necessary to give proper effect to such election.

8.3 Tax Controversies. The Managing Member is hereby designated as the Tax Matters Member and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate reasonably with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Member shall keep the Members reasonably informed of the progress of any examinations, audits or other proceedings, and shall provide the Members with information on a full and timely basis.

8.4 Tax Allocations. All matters concerning allocations for United States federal, state, and local and non-United States income tax purposes, including accounting procedures, not expressly provided for by the term of this Agreement shall be determined in good faith by the Managing Member.

8.5 Fiscal Year; Taxable Year. Each of the Fiscal Year and the taxable year of the Company shall end on December 31 of each calendar year; provided that the taxable year of the Company shall end on a different date if necessary to comply with Section 706 of the Code.

Article IX

TRANSFER OF UNITS; SUBSTITUTE MEMBERS; EXCHANGE

9.1 Restrictions on Transfers.

(a) Transfer Restrictions. Other than as provided for below in this Section 9.1, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being herein collectively called a “Transfer”) all or any portion of its Membership Interest except with the written consent of the Managing Member, which may be granted or withheld in its sole discretion. Without the consent of the Managing Member (but otherwise in compliance with Section 9.1), a Member may, at any time, (a) Transfer any portion of such Member’s Membership Interest pursuant to Section 9.4, or (b) Transfer any portion of such Member’s Membership Interest to a Permitted Transferee of such Member. Any purported Transfer of all or a portion of a Member’s Membership Interest not complying with this Section 9.1 shall be void ab initio and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member. A Person acquiring a Member’s Membership

Interest pursuant to this Section 9.1 shall not be admitted as a substituted or Additional Member except in accordance with the requirements of Section 9.2, but such Person shall, to the extent of the Membership Interest transferred to it, be entitled to such Member’s (i) share of distributions, (ii) share of profits and losses, including Net Profits and Net Losses, and (iii) Capital Account in accordance with Section 3.3. Notwithstanding anything in this Section 9.1 or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Membership Interest after the designation of a record date and declaration of a distribution pursuant to Section 4.1 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of its Membership Interest) shall be entitled to receive such distribution in respect of such transferred Membership Interest.

(b) Transfer of TEGP’s Interest. TEGP may not Transfer all or any portion of its Membership Interest, except with the written consent of Members other than the Managing Member that, in the aggregate, own more than 50% of the Percentage Interests owned by all such other Members.

9.2 Recognition of Transfer; Substituted and Additional Members.

(a) Except for transfers made pursuant to Section 9.4, no direct or indirect Transfer of all or any portion of a Member’s Membership Interest may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Membership Interest shall be admitted to the Company as a substituted or Additional Member hereunder, unless:

(i) the provisions of this Article IX, as applicable, shall have been complied with;

(ii) in the case of a proposed Substituted or Additional Member that is (i) a competitor or potential competitor of TEP, TEGP, the Company or their Subsidiaries, (ii) a Person with whom TEP, TEGP, the Company or their Subsidiaries has had or is expected to have a material commercial or financial relationship or (iii) likely to subject TEP, TEGP, the Company or their Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Managing Member in its sole discretion, the admission of the purchaser, assignee, transferee or other recipient as a Substituted or Additional Member shall have been approved by the Managing Member;

(iii) the Managing Member shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Managing Member, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Managing Member shall have executed (and the Managing Member hereby agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv) the Managing Member shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other applicable law; or (B) result in the Company being subject to the requirements of the Investment Company Act;

(v) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(vi) the Managing Member shall have received the opinion of counsel, if any, required by Section 9.2(c) in connection with such Transfer; and

(vii) all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b) Each Substituted Member and Additional Member shall be bound by all of the provisions of this Agreement. Each Substituted Member and Additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Managing Member, as the Managing Member reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such Substituted or Additional Member to be bound by all the terms and provisions of this Agreement with respect to the Membership Interest acquired by such substituted or Additional Member. The admission of a Substituted or Additional Member shall not require the consent of any Member other than the Managing Member (if and to the extent such consent of the Managing Member is expressly required by this Article IX). As promptly as practicable after the admission of a Substituted or Additional Member, the books and records of the Company and Schedule A shall be changed to reflect such admission.

(c) As a further condition to any Transfer of all or any part of a Member’s Membership Interest, other than Transfers pursuant to Section 9.4, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to Section 9.4.

9.3 Expense of Transfer; Indemnification. Except as otherwise provided in the Registration Rights Agreement, dated                     , 2015, by and between TEGP and the parties listed on Annex A thereto, all costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Membership Interest, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Managing Member and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

9.4 Exchange of Units for Class A Shares.

(a) From and after the Start Date, each Member (other than TEGP) shall be entitled at any time and from time to time, upon the terms and subject to the conditions hereof, to surrender Units and a corresponding number of Class B Shares to the Company in exchange for the delivery to such Member of a number of Class A Shares that is equal to the number of Units surrendered (such exchange, an “Exchange”); provided that any such Exchange is for a minimum of the lesser of 5,000 Units or all of the Units held by such Member, or such lesser amount as TEGP determines to be acceptable, in its sole discretion. If, in connection with the initial public offering of the Class A Shares, the IPO Underwriters exercise their option to purchase Option Shares within 30 days of the initial public offering (the “Option”), the Members (other than TEGP) shall be required to sell (in the aggregate) a number of Units (and a corresponding number of Class B Shares) to TEGP equal to the number of Option Shares issued at the closing of such Option, in exchange for a cash payment per Unit surrendered equal to the net per share cash price (i.e., net of underwriting discounts and commissions) received by TEGP for the Option Shares issued. The portion of the aggregate number of Units (and corresponding number of Class B Shares) that each Member (other than TEGP) is required to sell shall be pro rata to their respective ownership interest in the Company (excluding Units owned by TEGP).

(b) A Member shall exercise its right to Exchange Units as set forth in the first sentence of Section 9.4(a) above by delivering to TEGP and to the Company a written election of exchange in respect of the Units to be Exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”), duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following the delivery of an Exchange Notice, the Company shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Shares or, if there is no then-acting registrar and transfer agent of the Class A Shares, at the principal executive offices of TEGP, the number of Class A Shares deliverable upon such Exchange, registered in the name of the relevant Member. To the extent the Class A Shares are settled through the facilities of The Depository Trust Company, TEGP will, subject to Section 9.4(c) below, upon the written instruction of a Member, use its reasonable best efforts to deliver the Class A Shares deliverable to such Member, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Member. TEGP shall take such actions as may be required to ensure the performance by the Company of its obligations under Section 9.4(a) and this Section 9.4(b), including the issuance of Class A Shares to or for the account of the Exchanging Member in exchange for the delivery to TEGP of a number of Units that is equal to the number of Units surrendered by an Exchanging Member.

(c) The Company and each Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any Class A Shares are to be delivered in a name other than that of the Member that requested the Exchange, then such Member and/or the person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary herein, to the extent TEGP or the Company shall determine that interests in the Company do not meet the requirements of Treasury Regulation section 1.7704-1(h), TEGP or the Company may impose such restrictions on Exchange as TEGP or the Company may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of TEGP or of the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to Exchange Units to the extent TEGP determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended) or (ii) would not be permitted under any other agreements with TEGP or its subsidiaries to which such Member may be party or any written policies of TEGP related to unlawful or improper trading (including, without limitation, the policies of TEGP relating to insider trading).

(f) Immediately upon the Exchange of any Unit (or the payment of cash for any Unit) pursuant to Section 9.4(a) or (b), an equal number of outstanding Class B Shares beneficially owned by the relevant Member automatically shall be deemed cancelled without any action on the part of any Person, including TEGP. Any such cancelled Class B Shares shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate in accordance with the terms of the TEGP LP Agreement.

9.5 Adjustment. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 9.5 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units and Class B Shares held by the Members and their Permitted Transferees as of the date hereof, as well as any Units and Class B Shares hereafter acquired by a Member and his or her or its Permitted Transferees. This Agreement shall apply to, mutatis mutandis, and all references to “Units” and “and Class B Shares” shall be deemed to include, any security, securities or other property of the Company which may be issued in respect of, in exchange for or in substitution of Units or Class B Shares by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

Article X

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) an election by the Managing Member to dissolve, wind up or liquidate the Company;

(b) the sale, disposition or transfer of all or substantially all of the assets of the Company;

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(d) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

Except as otherwise set forth in this Section 10.1, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

10.2 Liquidation and Termination.

(a) On the dissolution of the Company, the Managing Member shall act as liquidator or (in its sole discretion) may appoint one (1) or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(i) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 10.2, all remaining assets of the Company shall be distributed in accordance with Section 4.1, after giving effect to all prior Distributions, and a final allocation of all items of income, gain, loss and expense shall, to the extent possible, be made in such a manner that, immediately before distribution of such remaining assets, the balance of each Unitholder’s Capital Account shall be equal to the respective net amounts, positive or negative, that would be distributed to such Unitholder or for which such Unitholder would be liable to the Company as provided herein and in the Act.

10.3 Complete Distribution. The distribution to a Unitholder in accordance with the provisions of Section 10.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Act.

10.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).

10.7 HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of l976 (the “HSR Act”) is applicable to any Unitholder by reason of the fact that any assets of the Company shall be distributed to such Unitholder in connection with the dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

Article XI

GENERAL PROVISIONS

11.1 Power of Attorney. Each Member hereby constitutes and appoints the Managing Member and the liquidators, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof that the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing Member or the liquidators deem appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article III or Article IV. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

11.2 Books and Records. Any Member holding at least five (5) percent of the Units or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the foregoing books or records; provided, that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. The demand shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business.

11.3 Amendments. This Agreement may be amended, modified, or waived only by the prior written consent of the Managing Member and Members holding a majority of the Units (other than those held by the Managing Member); provided, that if any such amendment, modification or waiver would affect in any material and adverse way any Member disproportionately to any other Member similarly situated, such amendment, modification or waiver shall also require the written consent of the Members so materially and adversely affected. Notwithstanding the foregoing, any amendment that would require any Unitholder to contribute or loan additional funds to the Company or impose personal liability upon any Unitholder shall not be effective against such Unitholder without its written consent. In addition to any amendments otherwise authorized herein, the Officers may make any amendments to Schedule A to this Agreement from time to time to reflect Transfers or Exchanges of Membership Interests. The Managing Member or any Officer shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement. Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.3 shall be binding on all Members.

11.4 Remedies. Each Unitholder shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

11.5 Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

11.6 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.7 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.8 Applicable Law. This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

11.9 Forum; Venue and Jurisdiction; Waiver of Trial by Jury. Each of the Members holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(a) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members of the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Company, the Managing Member or any Affiliate of the Managing Member, or owed by the Managing Member, to the Company or the Members, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(b) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction) or of any other court to which proceedings in the Court of Chancery of the State of Delaware (or such other courts located in the State of Delaware) may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

11.10 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Such notices, demands and other communications shall be sent to the address for such recipient set forth on Schedule A attached hereto, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the Company shall be deemed given if received by the Managing Member at the principal office of the Company designated pursuant to Section 2.5.

11.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

11.12 Waiver. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.13 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

11.14 Nature of Interest in the Company. A Member’s Membership Interest shall be personal property for all purposes.

11.15 Partition. The Members agree that the property of the Company is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the property of the Company. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

11.16 Binding Agreement. Subject to the restrictions on the disposition of Membership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.17 Headings. The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.18 Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of the Effective Date related to the subject matter hereof contain the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.19 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

11.20 Survival. Sections 5.5, 5.6, 6.2, 8.3, 11.19, 11.20, and 11.21 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Company.

11.21 Confidentiality. The Company shall not, nor shall it permit any Subsidiary to, disclose any Member’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity, without the prior written consent of such Member, which shall not be unreasonably withheld or delayed, unless such disclosure is otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure the Company shall give written notice to such Member describing in reasonable detail the proposed content of such disclosure and shall permit such Member to review and comment upon the form and substance of such disclosure and allow such Member to seek confidential treatment therefor.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGES TO

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

COMPANY:

TALLGRASS EQUITY, LLC

By:	Tallgrass Energy GP, LP, its managing member

By:	TEGP Management, LLC, its general partner

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to

Second Amended and Restated LLC Agreement of

Tallgrass Equity, LLC

MEMBERS:

TALLGRASS ENERGY GP, LP

By:	TEGP Management, LLC, its general partner

By:
David G. Dehaemers, Jr.
President and Chief Executive Officer

KIA VIII (Rubicon), L.P.

By:	KIA VIII (Rubicon) GP, L.P.,
its general partner

By:	Kelso GP VIII, LLC,
its general partner

By:
James J. Connors, II
Managing Member

KEP VI AIV (Rubicon), LLC

By:
James J. Connors, II
Managing Member

Signature Page to

Second Amended and Restated LLC Agreement of

Tallgrass Equity, LLC

TALLGRASS HOLDINGS LLC

By:	EMG Fund II Management, LP,
its manager

By:	EMG Fund II Management LLC
its general partner

By:
John T. Raymond
Chief Executive Officer

Signature Page to

Second Amended and Restated LLC Agreement of

Tallgrass Equity, LLC

TALLGRASS KC, LLC

By:
David G. Dehaemers, Jr.
Manager

Signature Page to

Second Amended and Restated LLC Agreement of

Tallgrass Equity, LLC

WYLIE VENTURES, LLC

By:
Forrest E. Wylie
Sole Member

Signature Page to

Second Amended and Restated LLC Agreement of

Tallgrass Equity, LLC

HOBBS VENTURES LLC

By:
Charles Scott Hobbs
Sole Member

Signature Page to

Second Amended and Restated LLC Agreement of

Tallgrass Equity, LLC

SCHEDULE A

SCHEDULE OF MEMBERS

Name and Address of Member	Number of Units	Percentage Interest
Tallgrass Energy GP, LP 4200 W. 115th Street, Suite 350 Leawood, Kansas 66211

KIA VIII (Rubicon), L.P. 320 Park Avenue, 24th Floor New York, New York 10022

KEP VI AIV (Rubicon), LLC 320 Park Avenue, 24th Floor New York, New York 10022

Tallgrass Holdings LLC c/o The Energy & Minerals Group 811 Main Street, Suite 4200 Houston, Texas 77002

Tallgrass KC, LLC 4200 W. 115th Street, Suite 350 Leawood, Kansas 66211

Wylie Ventures, LLC c/o Forest E. Wylie Eight Greenway Plaza, Suite 1025 Houston, TX 77046

Hobbs Ventures LLC c/o C. Scott Hobbs Energy Capital Advisors LLC 118 N. Tejon St., Suite 211 Colorado Springs, CO 80903

TOTAL		100%

EXHIBIT A

FORM OF

EXCHANGE NOTICE

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attention: Chief Financial Officer

Copy to: General Counsel

Tallgrass Equity, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attention: Chief Financial Officer

Copy to: General Counsel

Reference is hereby made to the Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC, dated as of                     , 2015 (the “LLC Agreement”), among Tallgrass Equity, LLC, a Delaware limited liability company, and the Members from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned Member hereby transfers to the Company, the number of Units set forth below in Exchange for Class A Shares to be issued in its name as set forth below, as set forth in the LLC Agreement.

Legal Name of Member:

Address:

Number of Units to be Exchanged:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Units subject to this Exchange Notice are being transferred to TEGP free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Units subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Units to TEGP.

The undersigned hereby irrevocably constitutes and appoints any officer of TEGP Management, LLC and any designee of the Managing Member of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company, the Units subject to this Exchange Notice and to deliver to the undersigned the Class A Shares to be delivered in Exchange therefor. The undersigned acknowledges that TEGP will cancel a number of Class B Shares corresponding to the number of Units Exchanged pursuant to this Exchange Notice in connection with this Exchange.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated: